Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Hydrogen’s Role in Future Fuels with Georgia Tech Energy and Environment Expert

Dr. Valerie Thomas explores hydrogen’s potential to decarbonize the global energy system

SANTA CLARITA, Calif. (December 19, 2023) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Valerie M. Thomas, Georgia Tech Andersen Interface Chair of Natural Systems in the H. Milton Stewart School of Industrial and Systems Engineering and in the School of Public Policy regarding the challenges and opportunities in evaluating the carbon footprint of different fuels. Their discussion provided a comprehensive overview of the current state and future possibilities of hydrogen as a pivotal component in the global transition to sustainable energy.

The podcast began with an exploration of the complexities surrounding the assessment of carbon footprints, especially in the context of low carbon fuel standards. Dr. Thomas said, “The conclusion of our recent National Academies study was not about which fuel was better, but rather about the ability to evaluate different methods and the need for further research. Rather, I would like to emphasize the need for robust evaluation methods and further research in the field.”

Both Mr. Hill and Dr. Thomas underscored the inevitability of a diverse fuel landscape. Dr. Thomas said, “A mix of fuels would likely be necessary, with the need for change and acceleration towards lower carbon emitting fuels recognizing the critical role of advancements in technology and policy frameworks.”

A significant highlight of the conversation was Dr. Thomas’s insights into the potential of using ammonia as a hydrogen carrier for transportation. She emphasized its feasibility for energy storage and shared details about an ongoing demonstration at the Port of Savannah, where ammonia is being explored as a low carbon fuel. The demonstration aims to showcase the practical applications of ammonia in maritime transportation.

Mr. Hill expressed enthusiasm about these groundbreaking developments and delved into the process of deconstructing ammonia back into hydrogen. Dr. Thomas added, “In this specific application, the ammonia would be combusted directly as a fuel, eliminating the need to separate hydrogen.” Both concurred on the efficiency and practicality of ammonia as an energy carrier, given its existing infrastructure and higher energy value.

The podcast concluded with a forward-looking discussion on the current state and future trajectory of renewable energy, with a particular focus on hydrogen as a key fuel. Mr. Hill and Dr. Thomas painted an optimistic picture of a future where sustainable and innovative energy solutions play a central role in addressing global energy challenges.

Dr. Thomas received a PhD in physics from Cornell University. She is the Georgia Tech Anderson-Interface Chair of Natural Systems in the H. Milton Stewart School of Industrial and Systems Engineering, and in the School of Public Policy. Her research is in environmental lifecycle analysis, energy systems analysis, industrial ecology, and sustainability. She chaired the U.S. National Academies’ Committee on Current Methods for Life Cycle Analyses of Low Carbon Transportation Fuels in the United States and has been a member of the US EPA Science Advisory Board. Dr. Thomas is listed as a Google Scholar at https://scholar.google.com/citations?user=KgIcD3cAAAAJ&hl=en

The full podcast episode featuring Dr. Valerie Thomas is available on https://newhydrogen.com/single-video.php?id=DcKvQOTSxYs.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com